DATED2004
(1) CLP DEVELOPMENTS LIMITED (2) CLP ENVIROGAS LIMITED
DEVELOPMENT SERVICES SUBCONTRACT relating to the development of additional electricity generation plants on behalf of certain within mentioned Project Companies

EVERSHEDS LLP
115 Colmore Row Birmingham B3 3AL Tel: +44 121 232 1000 Fax: +44 121 232 1900

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THIS AGREEMENT is made the day of 2004

BETWEEN

(1)
CLP DEVELOPMENTS LIMITED a company incorporated in England and Wales with company number 4502342 whose registered address is situate at Units 14-15, Queensbrook, Bolton Technology Exchange, Spa Road, Bolton BL1 4AY (“CLP”); and

(2)
CLP ENVIROGAS LIMITED a company incorporated in England and Wales with company number 03720203 whose registered address is situate at Units 14-15, Queensbrook, Bolton Technology Exchange, Spa Road, Bolton BL1 4AY (“the Subcontractor”).

WHEREAS

(A)   Each Project Company:-
(i)  owns an operating electricity generating plant that uses landfill gas extracted from a landfill site pursuant to an existing NFFO Power Purchase Agreement; or
(ii)  has committed to build an electricity generating plant at a site in order that it may sell the output of the plant under an existing NFFO Power Purchaser Agreements; or
(iii) neither owns nor has committed to build electricity generating plant pursuant to a NFFO Power Purchase Agreement but has a landfill site from which landfill gas may be extracted

(and in the case of each of (i) and (ii) above such existing or proposed electricity generating plants including their associated gas extraction, collection, burning and handling equipment, transformers, switchgear and other associated plant, machinery infrastructure equipment and apparatus from time to time shall be hereinafter referred to as an “Existing Plant”)

(B)
Each Project Company with Existing Plant is desirous of adding additional generating capacity and additional infrastructure improvements at its Site so that such Project Company might use the surplus landfill gas to generate additional electricity and each Project Company with no Existing Plant is desirous of constructing, developing and operating electricity generating equipment at its Site in order to generate new electricity, such electricity to be sold, along with its environmental attributes, to one or more third parties.

(C)
CLP has entered into an agreement with Ridgewood dated on or around the date hereof (“Development Services Agreement”) pursuant to which CLP has been engaged to bring about the Commissioning of additional electricity generation plants in order that the Project Companies may utilise the landfill gas extracted from the Site as stated in Recital (B).

(D)
It is the intent of the parties hereto that Ridgewood will at all times and, for the avoidance of doubt, during any period of development following the date hereof and after Commissioning, be the legal owner of the Equipment.

(E)	The parties have agreed that CLP shall subcontract its obligations under the Development Services Agreement to the Subcontractor on the following terms in order to bring about Commissioning.

1.	INTERPRETATION

1.1	Definitions

   In this Agreement and the Schedules hereto the following words and expressions shall, unless the context otherwise requires or is inconsistent therewith, have the following meanings:-

“CLP Representative”	means Dominic Greenough or such other authorised representative of the Subcontractor as shall be nominated by it in substitution for such person;
“Commissioning”
means the stage at which the installation of the Equipment at the relevant Project Company Site has been completed and the New Project has been consistently (over a period of 7 days) exporting electricity to the National Grid and Commissioned shall have the appropriate meaning

“Equipment”
means in relation to any New Project, the electricity generating facilities together with all and any gas extraction equipment, blower fans, wells, pipes and the transformers to connect the power generation equipment to the electricity distribution system installed or constructed on the relevant Site (other than, for the avoidance of doubt, the Existing Plant);

“Export Capacity”
means the amount of electricity expressed in megawatts the Equipment is capable of exporting to the National Grid on a consistent basis assuming that the Equipment is operating to its maximum capacity;

“Fees”	means the fees payable by CLP to the Subcontractor pursuant to Clause 7;
“Group Company”	means the Subcontractor and any holding company of the Subcontractor and its/their respective subsidiaries from time to time;
“New Project”
means, in relation to any Project Company, the project for the procurement, design, construction, installation, development and Commissioning on a “turnkey” basis of the Equipment and all associated equipment to be supplied by the Subcontractor to CLP at a given Site;

“NFFO Power Purchase Agreement”
means contracts with The Non Fossil Purchasing Agency Limited and those in connection with Scottish renewable orders including any replacement contract with the Non Fossil Purchasing Agency Limited concluded in connection with the implementation of the new British Electricity Trading and Transmission Arrangements in Scotland presently targeted for on or around April 2005;

“Project Budget”	means in relation to any New Project, the budget of necessary expenditure required to bring about the Commissioning of the same, as prepared by CLP and agreed with Ridgewood’s Representative;
“Project Companies”
means those companies listed in Schedule 1 any company that may accede to the Project Development and Services Agreement in accordance with the provisions set out therein and each one a “Project Company”;

“Project Development and Services Agreement”
means an agreement between Ridgewood, , CLPE ROC -2 Limited, CLPE ROC -2A Limited and various Project Companies defined therein pursuant to which Ridgewood agreed to, inter alia, to procure, construct, install, engineer and develop the Equipment to Commissioning;

“Project Timetable”
means, in relation to any New Project, the timetable of principal events in bringing about Commissioning of the same as is set out in Schedule 2 or any changes thereto prepared by CLP and agreed with Ridgewood’s Representative;

“Ridgewood”
shall mean Ridgewood ROC II 2003 LLC a body corporate incorporated with limited liability in the state of Delaware, U.S.A whose registered address is situate at 947 Linwood Avenue, Ridgewood, NJ, 07450, USA

“Ridgewood’s Representative”	means Chris Naunton or such other director, employee or authorised representative of Ridgewood as shall be nominated by Ridgewood in substitution for such person;
“Services”	means the services to be provided by the Subcontractor under this Agreement as described in Schedule 3;
“Site”	means, in relation to any New Project, the landfill site on which the Equipment concerned is to be constructed and/or installedd;
“Subcontractor’s Representative”	means Alix Pentecost or such other authorised representative of the Subcontractor as shall be nominated by it in substitution for such person;

1.2	Words and expressions defined in the Companies Act 1985 (as amended) (the "Companies Act") shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

1.3
The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.4
Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.5
References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

1.6	References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.7	The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

2.	APPOINTMENT

CLP hereby appoints the Subcontractor and the Subcontractor agrees to accept such appointment and to perform the Services on behalf of CLP in respect of each New Project upon the terms and conditions set out in this Agreement so as to enable the procurement, design, construction, installation, development and Commissioning of Equipment at the Site, or such works on behalf of CLP as may be agreed in writing between CLP and the Subcontractor.

3.	SERVICES

3.1
Subject to Clause 3.2, the Subcontractor will provide the Services in relation to each New Project causing the minimum amount of disruption to the operation of the Existing Plant as possible. In relation to any New Project, the list of services set out in Schedule 3 may be amended at any time and from time to time by written agreement between CLP and the Subcontractor in respect of all or any one New Project.

3.2
Where at the date hereof, some Equipment exists at a Site then, upon payment of the fee payable in accordance with Clause 7.1, the Subcontractor will transfer or cause to be transferred to Ridgewood legal title to such Equipment and CLP shall procure that Ridgewood shall make all such Equipment available to the Subcontractor to complete Commissioning in accordance with the terms hereof.

4.	SUBCONTRACTOR’S AUTHORITY

4.1
The Subcontractor shall have the authority to act on behalf of CLP as its agent solely to the extent reasonably necessary for the Subcontractor to carry out its duties and to provide the Services hereunder and for no other purpose.

4.2
CLP shall indemnify and keep indemnified the Subcontractor for any loss, damage, costs and expenses suffered or incurred by it as a result of the Subcontractor acting or purporting to act on behalf of CLP where the Subcontractor has been authorised in so acting, either pursuant to Clause 4.1 or otherwise.

4.3
The Subcontractor shall be entitled to hold itself out as agent of CLP for the purposes of properly carrying out the Services in relation to each New Project and Ridgewood shall confirm the appointment of the Subcontractor.

4.4
At no time shall the Subcontractor claim ownership of or any right, title or interest to the Equipment and the Subcontractor shall do all such acts and enter into such documents as may be reasonably necessary and always at the expense of CLP to vest ownership of the Equipment in Ridgewood.

5.	LEVEL OF CARE AND APPLICATION OF RESOURCES

5.1
In carrying out the Services the Subcontractor shall exercise such reasonable skill, care and diligence to be expected of a competent consultant and project manager experienced in undertaking services similar to the Services in relation to projects of a similar size, scope and complexity to the New Projects.

5.2
The Subcontractor shall make all necessary visits to each Site for the proper performance of the Services, to inspect the progress and quality of the development of the New Project thereat and generally to ensure the proper execution and Commissioning of that New Project.

5.3	The Subcontractor shall devote sufficient resources to perform the Services in accordance with the terms hereof.

6.	UNDERTAKINGS OF CLP

CLP undertakes to provide the Subcontractor with all information as may be relevant, required, requested or of assistance to the Subcontractor in the performance of the Services.

7.	FEES

7.1
Subject to the provisions of Clause 3.2, the fees payable to the Subcontractor for the provision of the Services in relation to the New Projects hereunder (exclusive of VAT) shall be calculated on a time and materials basis.

7.2
Subject to Clause 12.6 at the end of each month the Subcontractor shall submit an invoice to CLP for the amount due in respect of Services carried out and work undertaken pursuant to this Agreement in the preceding month: such amount to reflect:-

7.2.1	the value of work properly executed based on the daily rates agreed between the parties from time to time;

7.2.2	the cost to the Subcontractor of providing goods, materials, equipment and other resources necessary for the proper execution of the Services pursuant to this Agreement;

7.2.3	all other costs properly and necessarily incurred by the Subcontractor in providing the Services pursuant to this Agreement.

7.3	Invoices submitted to CLP shall be paid within 30 days of the date of the invoice.

7.4
Subject to clause 7.5 and 7.6 if the Fee or any part thereof is not paid on the due date, CLP shall be liable to pay interest on such sum from the due date of payment at the annual rate of 2 percent above the base lending rate from time to time of Barclays Bank plc, accruing on a daily basis until payment is made in full.

7.5
In the event of a dispute over the amount due to the Subcontractor as set out in an invoice, each of the CLP Representative and the Subcontractor Representative shall meet and in good faith seek to agree the amount payable to the Subcontractor. CLP shall on reasonable notice to the Subcontractor have the right to access all the books and accounts of the Subcontractor in order to facilitate such agreement.

7.6
If after 28 days following the issue of the relevant invoice the parties’ Representatives fail to reach agreement over the amount due, either party may refer the dispute to an independent adjudicator who, if not agreed between the parties, shall be appointed by the Chairman of the Institute of Civil Engineers upon application by either of them. Such adjudicator shall, on reasonable notice to the Subcontractor have the right to access all the books and accounts of the Subcontractor to determine the proper amount due to the Subcontractor in accordance with this Agreement. The adjudicator shall consider the dispute in accordance with the Institute of Civil Engineers Conciliation Procedures (in force from time to time) and shall act as expert not as arbitrator and his decisions shall be final and binding save in the case of manifest error. The costs of the adjudicator shall be borne equally by CLP and the Subcontractor.

7.7
The Subcontractor shall pay to CLP with respect to each New Project, an amount in lieu of interest equal to 0.8333 per cent per month (or part thereof) on all amounts advanced to the Subcontractor by CLP as progress payments with respect to such New Project, such interest to accrue up to the earlier of (i) the date of Commissioning (ii) the date, if any, upon which the Equipment is resited under Clause 10.2 and (iii) the Relevant Project Company Long Stop Date (as referred to in the Development Services Agreement)..

8.	DURATION OF APPOINTMENT

8.1
Subject to Clause 8.2, this Agreement shall remain in effect in relation to each New Project until the New Project concerned has reached Commissioning or until it is agreed between the parties that there is no reasonable prospect of that New Project Commissioning and the Subcontractor shall not be entitled to terminate this Agreement except as otherwise provided herein.

8.2
CLP may terminate this Agreement by giving 20 days' notice in writing if the Subcontractor shall commit a material breach of its obligations hereunder and shall fail to remedy such breach within a reasonable time of notice of such breach being given to it. The right to terminate this Agreement granted to CLP under this Clause 8.2 shall be without prejudice and in addition to any other remedies available to CLP in respect of such breach but subject always to the provisions of Clause 14.4.

8.3
The Subcontractor may terminate this Agreement by giving 20 days’ notice in writing if CLP shall commit a material breach of its obligations hereunder and shall fail to remedy such breach within a reasonable time of notice of such breach being given to it. The right to terminate this Agreement granted to the Subcontractor under this Clause 8.3 shall be without prejudice and in addition to any other remedies available to the Subcontractor in respect of such breach.

9.	THE SUBCONTRACTOR’S PERSONNEL

9.1
The Subcontractor shall use reasonable endeavours to procure that the Subcontractor’s Representative is fully acquainted with all matters relating to the development of the New Projects and shall devote proper attention to the Services.

9.2
The Subcontractor shall be under no obligation to provide the Services through any particular person and the Subcontractor shall be entitled to change the personnel engaged in the performance of the Services without first notifying CLP.

10.	PROJECT TIMETABLES AND PROJECT BUDGETS

10.1
The Subcontractor shall use reasonable endeavours to ensure that the development of each New Project is carried out in accordance with the Project Timetable for that New Project, subject to the terms hereof.

10.2
If, prior to Commissioning, CLP wishes to re-site any Equipment whether at another Project Company or elsewhere or if it wishes to substitute any Project Company then, the Subcontractor shall be entitled to invoice CLP for an amount equal to the cost incurred by the Subcontractor in such re-siting or substitution PROVIDED ALWAYS that CLP and the Subcontractor shall negotiate in good faith to agree such cost and, if no agreement can be reached, then the Subcontractor shall be under no obligation to re-site the Equipment or substitute the Project Company.

11.	COMMUNICATIONS PROCEDURES

11.1
The Subcontractor Representative shall meet with CLP’s Representative and Ridgewood’s Representative monthly to report on and review the progress in the development of the New Projects. Such meeting to take place either in person or by telephone with in person meetings taking place at CLP’s office in Bolton, a Site or in such other location as the Representatives may agree.

11.2
The Subcontractor shall inform CLP as soon as reasonably practicable if it has reason to suspect that it may prove impossible or impracticable to complete any New Project within the relevant Project Timetable.

12.	ASSIGNMENT, DELEGATION AND ACCESSION

12.1	CLP shall not without the prior written consent of the Subcontractor assign or delegate any of its duties under this Agreement to any other person, firm or company.

12.2	The Subcontractor may assign or delegate any of its duties under this Agreement without first notifying CLP or to any other company provided always that:

12.2.1	the Subcontractor may only assign or delegate such duties to a company being a Group Company;

12.2.2	CLP shall accept the performance by any such other Group Company of such duties as performance by the Subcontractor; and

12.2.3	CLP shall continue to pay the Fee in accordance with Clause 7 to the Subcontractor or as the Subcontractor may instruct Ridgewood.

12.3
The Subcontractor may subcontract or delegate any of its duties under this Agreement to a company not being a Group Company with the prior written consent of CLP, such consent not be unreasonably withheld or delayed.

12.4
The Subcontractor hereby acknowledges that the identity of the Project Companies set out in Schedule 1 may change insofar as CLP can substitute a Project Company currently set out in Schedule 1 prior to its Commissioning with another company on a one for one basis. The Subcontractor agrees to provide the Services to the Project Companies listed and any additional company listed in Schedule 1 in substitution for a company that is currently listed. If CLP exercises its option to substitute a Project Company currently listed in Schedule 1 for another company, the Project Company to be substituted shall be deleted from Schedule 2 and the new company shall be inserted into Schedule 2 and CLP shall stipulate the information to be inserted into Schedule 2 in respect of the company that is added to Schedule 2.

12.5
Where a Project Company is removed from Schedule 1, any rights, obligations and/or liabilities that the parties hereto have to or against the other in respect of that Site , other than the rights, obligations and liabilities pursuant to Clauses 10.2 and 14.3, shall be waived by the parties hereto.

12.6
Where CLP exercises its right to substitute a Project Company pursuant to Clause 12.4 above, any sums paid to the Subcontractor by CLP pursuant to Clause 7.1 in respect of the substituted Project Company (“the Prepayments”) shall be deemed to be a pre-payment in respect of the Services undertaken by the Subcontractor in respect of the new company and the Project Manager agrees that no invoices shall be issued pursuant to Clause 7.2 until the accrued fees in respect Services provided to such new company exceed the Prepayments, whereupon the excess shall be invoiced pursuant to Clause 7.2 and the provisions of Clauses 7.2 to 7.6 shall mutatis mutandis apply.

13.	CONFLICT OF INTEREST

The Subcontractor shall not be prohibited from entering into further consultancy agreements similar to this Agreement with other parties for the purposes of developing, managing and commissioning or consulting on other projects of a similar nature to the New Projects.

14.	LIMITATION OF LIABILITY

14.1
The Subcontractor will use reasonable endeavours to deliver the Services hereunder within the time agreed and to the standard agreed and, if no time or standard is agreed, then within a reasonable time and to a reasonable standard. If despite those endeavours the Subcontractor is unable for any reason other than the Subcontractor’s wilful default, to deliver such Services the Subcontractor will be deemed not to have breached this Agreement.

14.2
It is agreed that the Subcontractor will have no liability to CLP for direct, indirect or consequential loss (all three of which terms includes, without limitation, pure economic loss, loss of profits, loss of business, depletion of goodwill and like loss) howsoever caused save that the Subcontractor does not exclude its liability (if any) to CLP for any direct loss arising from the Subcontractor’s wilful default (but, for the avoidance of doubt, the Subcontractor does exclude liability for any indirect or consequential loss that may arise from such wilful default) and for personal injury or death resulting from the Subcontractor’s negligence, fraud or for any matter which it would be illegal for the Subcontractor to exclude or to attempt to exclude its liability.

14.3
CLP agrees to indemnify and keep indemnified and hold the Subcontractor harmless from and against all and any claims, awards, penalties, damages or loss (including professional costs) whatsoever and howsoever caused as a direct or indirect result of any damage or loss (including, without limitation, pure economic loss, loss or profit, loss of business, depletion of goodwill and the like loss) caused by the Equipment whether prior to , at or any time after Commissioning to the Site, the Equipment, the Existing Plant and the Subcontractor’s personnel.

14.4	For the avoidance of doubt CLP agrees that its only remedy under this Agreement (save in the case of the Subcontractor’s wilful default) shall be the right of termination (if any) under Clause 8.

15.	RELATIONSHIP OF THE PARTIES

Nothing in this Agreement shall constitute or be deemed to constitute, make or otherwise give effect to a joint venture, pooling arrangement or partnership between the parties or create any relationship of employment between the parties.

16.	DISPUTES

16.1
Subject to clauses 7.5 and 7.6, if a dispute of any kind whatsoever arises between the parties in connection with or arising out of this Agreement it shall be settled in accordance with the following provisions.

16.2
For the purpose of this Clause, a dispute shall be deemed to arise when one party serves on the other a notice in writing (hereinafter called the "Notice of Dispute") stating the nature of the dispute and requiring the dispute to be considered by an adjudicator who, if not agreed upon between parties, shall be appointed by the Chairman of the Chartered Institute of Arbitrators in England upon application by either of them. The dispute shall thereafter be referred and considered by such adjudicator in accordance with the procedure under the TeCSA Adjudication Rules 2002, version 2.0 or any amendment or modification thereof being in force at the date of such notice. The recommendation of the adjudicator shall be deemed to have been accepted in settlement of the dispute unless written Notice to Refer under Clause 16.3 is served within one calendar month of the receipt of the adjudicator's recommendation.

16.3
Where either party is dissatisfied with any recommendation of an adjudicator appointed under Clause 16.2 then such party may within one calendar month of receipt of the adjudicator's recommendation refer the dispute to the jurisdiction of the court by service a written notice (the "Notice to Refer") on the other party.

17.	NOTICES

17.1	Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered:-

(a)	in the case of CLP to:
Unit 14-15 Queensbrook
Bolton Technology Exchange
Spa Road
Bolton
BL1 4AY
Fax:  01204 535 310
Attention: Dominic Greenough
Email:  greenough@clpenvirogas.com

(b)	in the case of the Subcontractor to:
Unit 14-15 Queensbrook
Bolton Technology Exchange
Spa Road
Bolton
BL1 4AY
Fax: 01204 535 310
Attention:  Alix Pentecost
Email:  apentecost@clpenvirogas.com

or to such alternative address, fax number, email address or person as any party may nominate by notice to the others given in accordance with this Clause 17.

17.2
Any notice shall be delivered by hand or sent by legible facsimile transmission or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) and if delivered by hand or sent by legible facsimile or email transmission shall conclusively be deemed to have been given or served at the time of despatch and if sent by post aforesaid shall conclusively be deemed to have been received 48 hours from the time of posting (or 72 hours if sent to or from an address outside the United Kingdom).

18.	FORCE MAJEURE

Notwithstanding any other provision in this Agreement no default delay or failure to perform on the part of any party shall be considered a breach of this Agreement if such default delay or failure to perform:-

18.1	is shown to be due to termination of the Development Services Agreement or due to some cause deemed a Force Majeure event under the Development Services Agreement; or

18.2
is shown to be due entirely to cause beyond the direct control of the party charged with such default, including, but not limited to such events as riots, civil embargoes, storms, floods, fire, earthquakes, acts of God or the public enemy, an act of terrorism, national emergency or nuclear disasters, strike, lockout, labour unrest (affecting the performance of this agreement) provided that where such incident extends to employees of the Subcontractor it is part of a national, industry - wide action.

In the case of the occurrence of such event the time for performance required by either party under this Agreement shall be extended for any period during which performance is prevented by such event. However, any other party may terminate this Agreement by notice if such event preventing performance continues for more than 60 continuous days.

19.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with English Law and each of the parties hereto submits to the non-exclusive jurisdiction of the English Courts.

20.	THIRD PARTIES

The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.

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SCHEDULE 1

(The Project Companies)

Name	Registered Number	Place of Incorporation
Garlaff Energy Limited	SC195540	Scotland
Connon Bridge Energy Limited	03754257	England
Chelson Meadow Energy Limited	03363593	England
Auchencarroch Energy Limited	SC195539	Scotland
Jameson Road Energy Limited	03754365	England
Bellhouse Energy Limited	03466081	England
Beetley Energy Limited	04939140	England
Snetterton Energy Limited	04939139	England
Funtley Energy Limited	5188256	England

The registered office of each above-mentioned Project Company registered in England is situate at 14 & 15 Queensbrook, Bolton Technology Exchange, Spa Road, Bolton, Greater Manchester BL1 4AY and for any Project Company registered in Scotland is Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9BN.

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SCHEDULE 2

(The Project Timetable)

Project Company	Number of Engine(s)	Engine Capacity	Stage	Estimated Date
Garlaff Energy Limited	3	3MW	Engines operational
Connon Bridge Energy Limited	1	1.3MW	Engines operational
Connon Bridge Energy Limited	1	1.3MW	In Commissioning	November 04
Chelson Meadow Energy Limited	1	1MW	Engines operational	September 04
Auchencarroch Energy Limited	1	1MW	Under construction	February 05
Jameson Road Energy Limited	1	1MW	Engines operational
Bellhouse Energy Limited	1	0.6MW	Under construction	February 05
Beetley Energy Limited	1	1MW	In Commissioning	December 04
Snetterton Energy Limited	1	0.8MW	Under construction	February 04
Funtley Energy Limited	1	0.6MW		June 04

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SCHEDULE 3

(Services to be carried out)

The principal objective of the Services is to bring about, on behalf of CLP, the Commissioning of the Equipment at the Site of each Project Company causing the minimum amount of disruption to the operation of the Existing Plant as possible and in that regard the following shall comprise the Services and be carried out by the Subcontractor in respect of each New Project accordingly:

1.1     managing and administering compliance with the Project Timetable and Project Budget in relation to a New Project;

1.2     preparing the detailed design specification and plans of the Equipment to be installed or constructed at each Site, together with such additional plant and infrastructure as may be necessary including, without limitation and for the avoidance of doubt, separate metering and connection for the New Project and the Existing Plant;

1.3     the procurement of the Equipment and such additional plant and infrastructure as may be necessary;

1.4     the construction and installation of the Equipment;

1.5     the testing of the Equipment to ensure it safely exports electricity to the National Grid;

1.6     engaging the services of, supervising and co-ordinating the third party service providers engaged in respect of a New Project;

1.7     advising in connection with the obtaining of all necessary planning and other consents for a New Project;

1.8     advising on and carrying out the general administration of the Commissioning of a New Project;

1.9     providing, at all times, information in relation to the Site for a New Project and the New Project generally including copies of all relevant documents, plans and specifications, consents and reports and keeping CLP informed of the progress made in respect of bringing about of the Commissioning of a New Project;

1.10    monitoring on behalf of CLP compliance with statutory, local authority, building control and fire officer consents and requirements required to be complied with in the course of bringing about the Commissioning of its New Project;

1.11    monitoring the cost control systems and budgets for each New Project;

1.12    endeavouring to carry out each New Project substantially in accordance with its Project Timetable and Project Budget but at all times monitoring the same;

1.13    chairing and minuting site meetings on behalf of a Project Company; and

1.14    providing such assistance and advice in respect of a New Project as could reasonably be expected of a project co-ordinator.

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SIGNED by     )
for and on behalf of                                        )
CLP DEVELOPMENTS LIMITED              )
In the presence of:

SIGNED by                 )
for and on behalf of                                   )
CLP ENVIROGAS LIMITED                  )
In the presence of: